EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

         THE RICEX COMPANY, a Delaware corporation ("Employer"), and Terry H. Miller ("Employee"), agree as follows, effective as of the first day of July, 2004 (the "Effective Date").

         1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth below.

         2. POSITION; SCOPE OF EMPLOYMENT. The Employee is employed as Corporate Controller and Manager of Information Systems of the Company. In this capacity, the Employee shall be responsible for Company accounting, financial reporting, managing the Company information systems, and other duties listed in the Chief Financial Officer, or CFO, approved job description regarding the Company's financial accounting and reporting; as well as information system administration and other duties and responsibilities as the CFO shall designate and are not inconsistent with the Employee's position with the Company, including the performance of duties with respect to any subsidiaries of the Company, and shall include such other duties and authority as specified by Employer and as may be modified from time to time.

                  2.1. ENTIRE TIME AND EFFORT. Employee shall devote Employee's full working time, attention, abilities, skill, labor and efforts to the performance of Employee's employment. Employee shall not directly or indirectly
(i) be substantially engaged in or concerned with any other duties or pursuits,
(ii) render services to any third party for compensation or other benefit, or
(Hi) engage in any other business activity that will in any way interfere with the performance of Employee's duties under this Agreement, except with the prior written consent of Employer; provided, however, that Employee may engage in charitable, philanthropic, educational, religious, civic and similar such activities to the extent that such activities do not unreasonably interfere with the performance of Employee's duties under this Agreement.

                  2.2. RULES AND REGULATIONS. Employee agrees to observe and comply with Employer's rules and regulations as provided by Employer and as may be amended from time to time by Employer, and will carry out and faithfully perform such orders, directions and policies of Employer.

         3. TERM OF EMPLOYMENT. Employee's term of employment under the terms of this Agreement shall commence on July 1,2004 and shall terminate five years from that date, unless terminated earlier as provided herein. At the end of the initial five-year term, this Agreement shall automatically renew for an additional five-year term unless either party notifies the other party in writing ninety (90) days prior to the expiration of the term of his or its intention not to renew this Agreement.

         4. COMPENSATION. Employer shall pay Employee the base pay ("Base Salary") of Eighty Thousand Dollars ($80,000) per year which is in effect on the date of this agreement. Salary payments will be payable in periodic installments in accordance with Employer's pay schedule, but not less than twice per month. The Base Salary shall be reviewed at least annually, and shall be adjusted to compensate for cost of living adjustments in the Sacramento metropolitan area.





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                  4.1. BENEFITS. Employee shall be provided with medical
insurance and such other benefits as provided to Employer's other similarly situated employees and in accordance with Employer's policies, as modified from time to time in Employer's sole discretion.

                  4.2. VACATION AND SICK LEAVE. Employee shall be entitled to four weeks of vacation each calendar year. Employee's vacation shall accrue at the rate of thirteen and one-thirds (13 1/3) hours per month but in no event shall Employee's total accrued vacation exceed eight (8) weeks. Employee shall be entitled to sick leave in accordance with Employer's sick leave policy.

                  4.3. AUTOMOBILE. Employer shall make lease payments on behalf of the Employee, up to a maximum amount of six hundred dollars ($600.00) per month. Employer shall also reimburse Employee for his actual expenses incurred in the operation of one automobile for automobile insurance, annual registration, and maintenance.

                  4.4. BONUS. Employee shall be eligible to participate in Employer's bonus program when implemented to the same extent as other executive employees of Employer and will be commensurate with the level and nature of Employee's duties and responsibilities. Employer intends to adopt such a program prior to the expiration of this Agreement, but makes no further representations as to the terms of such program or the date such program will be enacted.

Termination of Employment
-------------------------

                  5.1. TERMINATION EVENTS. Employee's employment shall be terminated prior to the expiration of this Agreement ("Early Termination") upon the occurrence of any of the following events: (i) the mutual written agreement of Employer and Employee; (ii) Employee's disability, which shall for the purposes of this Agreement mean Employee's inability due to physical or mental impairment to perform Employee's duties and obligations under this Agreement, despite reasonable accommodation by Employer, for a period exceeding three months; (iii) Employee's death; (iv) notice by Employer of termination for cause as defined in Section 5.2 below; (iv) written notice of termination by Employer without cause upon fourteen (14) days' notice, subject to the Compensation Upon Early Termination provisions of Section 5.3 below.

                  5.2. TERMINATION FOR CAUSE. Employer reserves the right to terminate this Agreement for cause upon (i) Employee's willful and continued failure substantially to perform his duties and obligations under this Agreement after written demand for substantial performance has been delivered to Employee by Employer which sets forth with reasonable specificity the deficiencies in Employee's performance and giving Employee not less than thirty (30) days to correct such deficiencies; (ii) fraud or intentional material misrepresentation by Employee, (iii) unauthorized disclosure or use of Employer's trade secrets or Confidential Information by Employee; (iv) Employee's conviction of a felony;
(v) theft or conversion of Employer's property by Employee; or (vi) Employee's habitual misuse of alcohol, illegal narcotics, or other intoxicant.









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                  5.3. COMPENSATION UPON EARLY TERMINATION. Upon early
termination, Employer shall pay Employee compensation as follows.

                           (A) If Employee is terminated by Employer for cause,
voluntarily resigns, dies, or becomes disabled as such term is used in Section
5.1 of this Agreement, Employer shall pay Employee, or Employee's representative, all accrued but unpaid salary and vacation pay accrued through the effective date of the termination.

                           (B) If Employee is terminated by Employer without
cause, Employer shall pay to Employee as liquidated damages and in lieu of any and all other claims which Employee may have against Employer the amount equal to Employee's monthly base salary multiplied by the number of months remaining in the term of this Agreement, or payment amount equal to two years of Employee's Base Salary, which ever is greater. Employer's payment pursuant to this section shall fully and completely discharge any and all obligations of Employer to Employee arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims which Employee may have against Employer, not including any obligation under the Worker's Compensation laws including its Employer's Liability provisions.

                           (C) If Employee is terminated as the result of a
Change in Control and Employee is not employed in the same capacity or being paid the same Base Salary by the new entity, then Employee shall receive a severance payment equal to two years of Employee's Base Salary or the balance remaining to be paid under the terms of this Agreement, whichever is greater. In addition, if Employee is terminated as the result of a Change in Control and Employee is not employed in the same capacity by the new entity, Employer agrees to continue Employee's medical and dental insurance benefits as provided during Employee's employment with Employer for a period of two years from the effective date of the Change in Control, except as provided below in Section 5.3(C)(1) and
Section 5.3(C)(2).

                                    (1) Employee agrees that he shall accept any
plan coverage changes that may occur during the two-year period which apply to all employees in the workforce.

                                    (2) Employee agrees that he will notify
Employer (or any successor of Employer) if he becomes employed in any capacity with another employer and becomes eligible to receive medical and dental insurance benefits through that employment prior to the expiration date of the two-year period set forth in this section. At such time, Employer shall no longer be obligated to provide Employee with medical and dental insurance benefits.

         6. UNFAIR COMPETITION. During Employee's employment under this Agreement, Employee shall not directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote or engage in any activity or other business which is competitive in any way with Employer's business, and shall not take any action or make any agreement to establish, or become employed by, a competing business.








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                 Proprietary Information: Confidentiality.
                 ----------------------------------------

                 7.1. CONFIDENTIAL INFORMATION. Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement, any of Employer's Confidential Information (as defined below). Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Employer's possession and (2) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement. "Confidential Information" means any Employer proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Employer, either directly or indirectly, in writing, orally or by drawings, or by observation of products. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee. Employee further agrees not to use improperly or disclose or bring onto the premises of Employer any trade secrets of another person or entity during the term of this Agreement.

                  7.2. RETURN OF PROPERTY. Employee agrees that upon termination of employment with Employer, Employee will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.

                  7.3. NONCOMPETITION. Employee shall not use any of the Confidential Information to compete with Employer in connection with a business or enterprise of any kind, foreign or domestic, profit or non-profit, as an investor, partner, shareholder, LLC member, employee, agent, consultant or independent contractor. Nothing in this Section 7.3 shall be construed to limit the more general prohibitions against unauthorized use or disclosure of the Confidential Information contained in other sections of this Agreement.

                  7.4. NOTIFICATION OF NEW EMPLOYER. Employer shall have the right to notify any actual or potential future employer of Employee of Employee's rights and obligations under this Section 7 of the Agreement. Employee expressly authorizes such disclosure and waives any claims Employee may have against Employer resulting from the disclosure of Employee's obligations under this Section 7 to an actual or potential future employer of Employee.

                  7.5. OTHER AGREEMENTS. Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Employer. Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

                  7.6. EQUITABLE REMEDIES. Employee agrees that it would be impossible or inadequate to measure and calculate Employer's damages from any breach of the covenants set





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Forth in this Section 7 of the Agreement. Accordingly, Employer shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Section 7. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

         8. MISCELLANEOUS

                  8.1. NOTICES. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been du1y given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resu1ting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

                  8.2. ENFORCEMENT. This Agreement shall be interpreted in accordance with the laws of the State of California and will be adjudicated in the Superior Court of California in and for the County of EI Dorado. In the event of any dispute concerning any aspect of the obligations of the Company under this Agreement, the Company or its successor shall reimburse Employee all attorney fees and costs incurred by Employee in connection with adjudication of such matters.

                  8.3. CHOICE OF LAW. JURISDICTION. VENUE. This Agreement is drawn to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of Sacramento, California.

                  8.4. AMENDMENT. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

                  8.5. WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

                  8.6. ASSIGNMENT. The parties agree that Employee's rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of Employer.



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                  8.7. INDEPENDENT COVENANTS. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and reckless.

                  8.8. ENTIRE AGREEMENT. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations and written agreements. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

                  8.9. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

                  8.10. CAPTIONS. All paragraph captions are for reference only and shall not be considered in construing this Agreement.


DATED:October 1, 2004

THE RICEX COMPANY                                       EMPLOYEE

                                                        /s/ TERRY H. MILLER

                                                        Terry H. Miller,
                                                        Controller

Terrence Barber
Its: Chief Executive Officer


























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